EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CPI Corp.:

We consent to the incorporation by reference in registration statements No. 333-142077, No. 333-124611, No. 333-08634, No. 333-08636, No. 333-64296 and No. 33-19981 on Forms S-8 of CPI Corp. of our reports dated April 16, 2007, with respect to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 3, 2007 and February 4, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 3, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007, and the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appear in the February 3, 2007 annual report on Form 10-K of CPI Corp.

Our reports with respect to the consolidated financial statements refers to CPI Corp.’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” in 2006 and the provisions of SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” in 2006.

/s/ KPMG LLP
KPMG LLP

St. Louis, Missouri
April 16, 2007